Exhibit 5.1
Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036
October 12, 2007
Lumax Acquisition Corp.
509 Madison Ave., Suite 1510
New York, NY 10022

Re:	Registration Statement on Form S-1
Ladies and Gentlemen:
     We are acting as counsel for Lumax Acquisition Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) covering an underwritten public offering of (i) up to 5,104,167 Units (the “Units”), which includes 312,500 Units issuable upon the exercise of an option (the “Purchase Option”) with each of the Units consisting of one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and two warrants, with each warrant exercisable for one share of Common Stock (the “Warrants”), (ii) the Purchase Option, (iii ) all shares of Common Stock and all Warrants issued or issuable as part of the Units and (iv) all shares of Common Stock issuable upon exercise of the Warrants.
     We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion, including the Action by Unanimous Written Consent In Lieu of a Meeting of the Board of Directors of the Company, effective as of October 9, 2007 (the “IPO Resolutions”). In rendering this opinion, we have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies thereof.
     Based upon the foregoing, we are of the opinion that:
     1. The Units, when issued and sold by the Company in the manner contemplated by the Registration Statement (and, in the case of such of the Units issuable upon exercise of the Purchase Option, the Purchase Option) and in accordance with the IPO Resolutions approving such issuance, the Units will be duly authorized, legally issued, fully paid and non-assessable.
     2. The Purchase Option, when it has been issued in the manner contemplated by the Registration Statement and in accordance with the IPO Resolutions approving such issuance, will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.
     3. The Warrants, when they have been issued in the manner contemplated by the Registration Statement and the Warrant Agreement (the “Warrant Agreement”) between the Company and Continental

Stock Transfer & Trust Company, as warrant agent (and, in the case of such Warrants issuable upon exercise of the Purchase Option, the Purchase Option) and in accordance with the IPO Resolutions approving such issuance, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.
     4. The shares of Common Stock issued as part of the Units and issuable upon exercise of the Warrants, when such shares have been issued and sold by the Company in the manner contemplated by the Registration Statement (and, in the case of such shares issuable upon exercise of the Warrants, the Warrants and the Warrant Agreement) and in accordance with the IPO Resolutions approving such issuance, such shares will be duly authorized, legally issued, fully paid and non-assessable
     This opinion is limited to matters governed by the General Corporation Law of the State of Delaware, including its statutory provisions, all applicable provisions of the Delaware Constitution, and all reported judicial decisions interpreting such provisions, and the laws of the State of New York.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP